Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”) to the Employment Agreement (as defined below) is effective as of May 1, 2016 (the “Effective Date”), by and between RetailMeNot, Inc., a Delaware corporation (the “Company”), and G. Cotter Cunningham, an individual (the “Executive”).

WHEREAS, the Company (then operating as WhaleShark Media, Inc.) and Executive previously entered into an Employment Agreement effective as of March 1, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend the Employment Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of their mutual promises and agreements contained in the Employment Agreement and other good and valuable consideration, the Company and Executive agree as follows:

1.	Section 1.4.4 of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“1.4.4. Change in Control. The Company previously granted to Executive stock options in connection with his employment (the “Employment Options”), which are governed by the RetailMeNot, Inc. 2013 Equity Incentive Plan, as amended and the WhaleShark Media, Inc. 2007 Stock Option Plan, as amended (these plans, along with the RetailMeNot, Inc. GiftcardZen 2012 Equity Incentive Plan, are collectively referred to as the “Plan”) and related award documents. The Company also previously granted to Executive 2,750,000 shares of the Company’s common stock, which are governed by the Vesting Agreement and the Amended and Restated Vesting Agreement and related documents. With respect to all equity grants made to Executive by Company on or before December 31, 2016 (the “Pre-2017 Equity Grants”), on a Change in Control, fifty percent of any unvested shares of the Pre-2017 Equity Grants shall accelerate and vest and become exercisable in full, subject to Executive’s continued employment with the Company through the date of such event. For the purposes of this Agreement, “Change in Control” shall mean (i) a merger or consolidation or the sale, or exchange by the stockholders of the Company of all or substantially all of the capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction, or (ii) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended) where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction.”

2.	Section 1.6.2 of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“1.6.2. Termination Without Cause or Resignation for Good Reason - Not In Connection with A Change in Control. Subject to the provisions set forth in this Agreement, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with

Section 1.5.4 above or a resignation for Good Reason in accordance with Section 1.5.5 above, the Company shall pay Executive the following severance package (“Severance Package”): (i) an amount equivalent to twelve months of Executive’s then Base Salary, subject to the tax withholding specified in Section 1.4.1 above, payable as set forth herein (“Severance Payment”); (ii) to the extent Executive participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to Executive’s Termination Date, the Company shall pay to Executive in a lump sum a fully taxable cash payment in an amount equal to twelve times the monthly premium cost to Executive of continued coverage for Executive (and for Executive’s spouse and dependents to the extent participating in such plans immediately prior to the Termination Date) that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding, payable on the first payday following the 30th day after Executive’s termination date (Executive may, but is not obligated to, use such payment toward the cost of continuation coverage premiums); and (iii) with respect to all equity grants made to Executive by Company on or before December 31, 2015 (the “Pre-2016 Equity Grants”), one-hundred percent of any unvested shares of the Pre-2016 Equity Grants shall accelerate and vest and become exercisable in full. The Company’s obligation to provide Executive with the Severance Package is contingent upon Executive’s execution of a general release of claims satisfactory to the Company, with such release becoming effective on or before 30 days following Executive’s termination date (“Severance Condition”). Payment of the Severance Payment will commence on the first payday following the 30th day after Executive’s termination date and continue over a twelve month period in equal installments, with payments made on Company’s regular paydays. Such release will not affect Executive’s continuing obligations to the Company under the Proprietary Information and Inventions Agreement. The Company’s obligation to pay and Executive’s right to receive the Severance Package set forth herein shall cease in the event of Executive’s material breach of any of his obligations under this Agreement or the Proprietary Information and Inventions Agreement.”

3.	Section 1.6.3 of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“1.6.3. Termination Without Cause or Resignation for Good Reason – In Connection with a Change in Control. Subject to the provisions set forth in this Agreement, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.5.4 above or the resignation of Executive’s employment hereunder for Good Reason in accordance with Section 1.5.5 above, in each case, sixty days prior to or within twelve months after a Change in Control, the Company shall provide the following severance package (“CIC Severance Package”): (i) Company shall pay Executive an amount equivalent to twelve months of Executive’s then Base Salary plus one-hundred percent of Executive’s Bonus Base, subject to the tax withholding specified in Sections 1.4.1 and 1.4.2 above, payable as set forth herein (“CIC Severance Payment”); (ii) to the extent Executive participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to the Termination Date, the Company shall pay to Executive in a lump sum a fully taxable cash payment in an amount equal to twelve times the monthly premium cost to Executive of continued coverage for Executive (and for Executive’s spouse and dependents to the extent participating in such plans immediately prior to the Termination Date) that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding payable on the first payday following the 30th day after Executive’s termination date (Executive may, but is not obligated to, use such payment toward the cost of continuation coverage premiums); and (iii) one-hundred percent of any unvested shares subject to any equity grants issued to Executive by Company shall accelerate and vest and become exercisable in full. Company’s obligation to provide Executive with the CIC Severance Package is contingent upon Executive’s execution of a general release of claims satisfactory to the Company, with such release becoming effective on or before 30 days following Executive’s termination date. Payment of the CIC Severance Payment will commence on the first payday following the 30th day after Executive’s termination date and continue over a twelve month period in equal installments, with payments made on Company’s regular paydays. Such release will not affect Executive’s continuing obligations to the Company under the Proprietary Information and Inventions Agreement. The Company’s obligation to pay and Executive’s right to receive the CIC Severance Package set forth herein shall cease in the event of Executive’s material breach of any of his obligations under this Agreement or the Proprietary Information and Inventions Agreement.”

4.	Except as specifically amended, the Employment Agreement shall remain in full force and effect as originally executed. On or after the date hereof, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Employment Agreement as amended by hereby.

5.	This Amendment may be signed in counterparts, including by DocuSign or .PDF format, each of which shall be an original, with the same effect as if the signatures were upon the same instruments.

IN WITNESS WHEREOF this Amendment is hereby executed to be effective as of the date set forth above.

“COMPANY”

RETAILMENOT, INC.

By:	/s/ C. Thomas Ball
C. Thomas Ball
Chairman of the Compensation Committee of the Board of Directors

“EXECUTIVE”

/s/ G. Cotter Cunningham
G. Cotter Cunningham

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